EXHIBIT 23. (a)(9)

ARTICLES SUPPLEMENTARY
TO
ARTICLES OF INCORPORATION
OF
LEE FINANCIAL MUTUAL FUND, INC.

Lee Financial Mutual Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

SECOND:  The total number of shares of Common Stock that the Corporation currently has authority to issue is one hundred million (100,000,000), with a par value of one cent ($.01) per share, and an aggregate par value of one million dollars ($1,000,000), eighty million (80,000,000), par value eight hundred thousand dollars ($800,000), of which shares are allocated and classified as follows:

Name of Series	Total Number of Shares Allocated
Hawaii Municipal Fund – Investor Class	40,000,000
Lee Financial Tactical Fund – Investor Class	20,000,000
Lee Financial Tactical Fund – Institutional Class	20,000,000

with twenty million shares (20,000,000) being unclassified shares of Common Stock.

THIRD:  Pursuant to authority expressly given to the Corporation’s Board of Directors (the “Board”) in Article V of the Corporation’s Charter, the Board, by resolutions duly adopted at a meeting duly convened and held on September 7, 2016, has authorized the reclassification of the authorized and unissued shares of the Corporation’s Common Stock (par value $0.01 per share) as follows:  (a) Twenty Million (20,000,000) of the Corporation’s authorized but unissued shares of Lee Financial Tactical Fund – Investor Class as Twenty Million (20,000,000) unclassified shares of Common Stock of the Corporation; and (b) Twenty Million (20,000,000) of the Corporation’s authorized but unissued shares of e Lee Financial Tactical Fund – Institutional Class as Twenty Million (20,000,000) unclassified shares of Common Stock of the Corporation;

FOURTH:  (a)  These Articles Supplementary do not increase or decrease the total number of shares that the Corporation is authorized to issue or the aggregate par value thereof.  The total number of shares of capital stock which the Corporation is presently authorized to issue remains One Hundred Million (100,000,000) shares of capital stock of the par value of One Cent ($0.01) per share and of the aggregate par value of One Million Dollars ($1,000,000).

(b)  After the reclassification as provided in Article THIRD, the number of shares of each authorized class of Common Stock, classified or remaining unclassified, are as follows:

Hawaii Municipal Fund – Investor Class:  Forty Million (40,000,000) shares of capital stock of the Corporation of the par value of One Cent ($0.01) per share and of the aggregate par value of Four Hundred Thousand Dollars ($400,000);

with sixty million shares (60,000,000) being unclassified shares of Common Stock.

SIXTH:  The shares of the Corporation have been reclassified by the Board as set forth herein pursuant to authority contained in the Corporation’s Articles of Incorporation, as amended and supplemented.

IN WITNESS WHEREOF, Lee Financial Mutual Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of the 3rd day of October, 2016.

WITNESS:	LEE FINANCIAL MUTUAL FUND, INC.

/s/ Lugene Endo Lee	/s/ Terrence K.H. Lee
Name: Lugene Endo Lee	Name: Terrence K.H. Lee
Title: Secretary	Title: President

CERTIFICATE

THE UNDERSIGNED, President of Lee Financial Mutual Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation, as amended and supplemented, of which this certificate is made a part, hereby acknowledges that the foregoing Articles Supplementary are the act of the said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Terrence K.H. Lee
Name: Terrence K.H. Lee
Title: President